Exhibit 99.1

ALTRIA REPORTS 2010 FOURTH-QUARTER AND FULL-YEAR RESULTS

•	Altria’s 2010 reported diluted earnings per share up 25.7% to $0.44 in the fourth quarter and up 21.4% to $1.87 for the full year

•	Altria’s 2010 adjusted diluted earnings per share up 12.8% to $0.44 in the fourth quarter and up 8.6% to $1.90 for the full year

•	Altria announces a new $1.0 billion share repurchase program

•	Altria forecasts that 2011 full-year guidance for reported diluted earnings per share will be in the range of $2.00 to $2.06

•

Altria forecasts that 2011 full-year guidance for adjusted diluted earnings per share will be in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010

RICHMOND, Va. January 27, 2011 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that its 2010 fourth-quarter reported diluted earnings per share (EPS) increased 25.7% to $0.44. Reported results increased due primarily to higher operating companies income (OCI) from cigarettes and smokeless products, which included lower asset impairment, exit, integration and implementation costs, as well as higher OCI from financial services. These factors were partially offset by lower OCI from cigars. Altria’s 2010 fourth-quarter adjusted diluted EPS increased 12.8% to $0.44, as shown in Table 1 below.

Altria’s 2010 full-year reported diluted EPS increased 21.4% to $1.87 versus $1.54 in the prior-year period. Reported full-year results increased due primarily to higher OCI from cigarettes and smokeless products, which included lower asset impairment, exit, integration and implementation costs. These factors were partially offset by lower OCI from financial services and cigars. Full-year comparisons were also impacted by higher 2009 corporate asset impairment and exit costs, and higher net tax benefits in 2010, as well as 2009 transaction costs and financing fees related to the acquisition of UST LLC (UST). Altria’s 2010 full-year adjusted diluted EPS increased 8.6% to $1.90, as shown in Table 1 below.

“Altria successfully navigated a challenging economic environment in 2010 and delivered strong results to our shareholders,” said Michael E. Szymanczyk, Chairman and Chief

6601 West Broad Street, Richmond, VA 23230

Executive Officer of Altria. “Altria grew its adjusted diluted earnings per share by nearly 9% in 2010, and increased its quarterly dividend rate by 11.8%, reflecting the underlying financial strength of our businesses. Altria’s total shareholder return in 2010 was 32.9%, outpacing the S&P 500’s total return of 14.8% for the eleventh straight year.”

Table 1 - Altria’s Adjusted Results Excluding Special Items

	Fourth Quarter			Full Year
	2010	2009	Change	2010	2009	Change
Reported diluted EPS	$0.44	$0.35	25.7%	$1.87	$1.54	21.4%
Asset impairment, exit, integration and implementation costs	—	0.06		0.04	0.19
UST acquisition-related costs*	—	—		0.01	0.06
SABMiller special items	0.01	—		0.03	—
Tax items	(0.01)	(0.02)		(0.05)	(0.04)

Adjusted diluted EPS	$0.44	$0.39	12.8%	$1.90	$1.75	8.6%

*	Excludes exit and integration costs

UST Acquisition

The UST acquisition was accretive to Altria’s 2010 adjusted diluted earnings per share. Altria completed the acquisition of UST and its subsidiaries, U.S. Smokeless Tobacco Company LLC (USSTC) and Ste. Michelle Wine Estates Ltd. (Ste. Michelle), in January 2009.

Cost Management and Restructuring Charges

Altria and its companies achieved cost savings of $65 million in the fourth quarter of 2010 and $317 million for the full year of 2010. Altria expects to achieve approximately $145 million in additional cost savings by the end of 2011 for total anticipated cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

In the fourth quarter of 2010, Altria incurred pre-tax charges of $21 million for integration and implementation costs, UST acquisition-related costs and corporate exit costs. For the full year of 2010, Altria incurred pre-tax charges of $153 million primarily associated with Philip Morris USA Inc.’s (PM USA) Manufacturing Optimization Program for asset impairment, exit and implementation costs, as well as costs related to the UST acquisition and integration.

Table 2 - Altria and its Operating Companies Cost Reduction Initiatives ($ in Millions)

	Cost Savings Achieved
	2007 to 2009	Q1 - Q3 2010	Q4 2010	2007 to 2010
General corporate expense and SG&A	$1,038	$97	$10	$1,145
Manufacturing optimization program	—	155	55	210

Totals	$1,038	$252	$65	$1,355

Note: Altria has generated approximately $300 million in UST integration cost savings as of December 31, 2010. UST integration cost savings are included primarily in the general corporate expense and SG&A line item beginning in 2009.

Tax Events

In the fourth quarter of 2009 and 2010, Altria recorded net tax benefits of $50 million and $31 million, respectively, primarily from the reversal of tax accruals that are no longer required and the reversal of tax reserves and associated interest related to the expiration of statutes of limitations, and the closure of a state audit. These net tax benefits are reflected in Schedule 1, “Provision for income taxes.”

For the full year of 2010, Altria recorded net tax benefits of $279 million, primarily from the reversal of tax reserves and associated interest related to the closure of various federal and state audits, the expiration of statutes of limitations and tax accruals that are no longer required. Income taxes in 2010 included the reversal of tax reserves and interest of $169 million related to Altria’s former subsidiaries, Kraft Foods Inc. (Kraft) and Philip Morris International Inc. (PMI), in the second quarter of 2010, which is reflected in Schedule 3, “Provision for income taxes.” This $169 million tax benefit was fully offset by reductions of corresponding receivables from Kraft and PMI, which are also reflected in Schedule 3, “Reduction of Kraft and PMI tax-related receivables.”

Full-year income tax comparisons also reflect 2009 tax events, consisting primarily of a $53 million benefit from the utilization of net operating losses and the reversal of $88 million of tax reserves and interest related to Kraft, which is reflected in Schedule 3, “Provision for income taxes.” This $88 million tax benefit was fully offset by a reduction of a corresponding receivable from Kraft, which is also reflected in Schedule 3, “Reduction of Kraft and PMI tax-related receivables.”

Excluding the tax events during 2009 and 2010, Altria’s full-year effective tax rate on operations was 36.7% and 35.6%, respectively. The 2010 rate was lower due primarily to an increase in the domestic manufacturing deduction effective January 1, 2010.

Altria anticipates that its 2011 full-year effective tax rate on operations will be approximately 35.3%.

Pension Plans Contribution

In January 2011, Altria made a voluntary $200 million pre-tax contribution to its pension plans. At the end of 2010, Altria’s pension plans were 81% funded on a Projected Benefit Obligation (PBO) basis.

Share Repurchase Program

On January 26, 2011, Altria’s Board of Directors authorized a new $1 billion one-year share repurchase program. Stock repurchases under this program depend upon marketplace conditions and other factors. The share repurchase program remains subject to the discretion of the Board and replaces the previous 2008 to 2010 share repurchase program that was suspended in September 2009.

2011 Full-Year Guidance

The business environment for 2011 is likely to remain challenging, as adult consumers remain under economic pressure and face high unemployment. Altria’s tobacco operating companies face a number of uncertainties as they enter 2011. In the cigarettes segment, PM USA is continuing to see significant competitive activity and is cautious about the outlook for state excise tax increases. In the smokeless products segment, USSTC is just beginning to execute its plans for Skoal and, in the cigars segment, John Middleton Co. (Middleton) faces an especially challenging business environment.

Altria forecasts that 2011 full-year guidance for reported diluted EPS will be in the range of $2.00 to $2.06. This forecast includes estimated net charges of $0.01 per share related to SABMiller plc (SABMiller) special items, partially offset by estimated gains on sales of land and buildings.

Altria forecasts that 2011 full-year guidance for adjusted diluted EPS, which excludes these special items, will be in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 in 2010. Due to cigarette trade inventory movements and the timing of new tobacco product launches in 2010, as well as the uncertainties discussed above, Altria expects the first half of 2011 to be more challenging for income growth comparison purposes than the second half of 2011. Altria expects adjusted diluted earnings per share growth to build and accelerate as the year progresses.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of forecasted reported and adjusted diluted earnings per share are shown in Table 3 below.

Table 3 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2011 Guidance	2010	Change
Reported diluted EPS	$2.00 to $2.06	$1.87	7% to 10%
Asset impairment, exit, integration and implementation costs	(0.01)	0.04
UST acquisition-related costs*	—	0.01
SABMiller special items	0.02	0.03
Tax items	—	(0.05)

Adjusted diluted EPS	$2.01 to $2.07	$1.90	6% to 9%

*	Excludes exit and integration costs

Altria also anticipates that in 2011 capital expenditures will be approximately $200 million, and ongoing depreciation and amortization will be approximately $250 million.

Conference Call

A conference call with the investment community and news media will be webcast on January 27, 2011 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to and used by management in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. Comparisons are to the same prior-year period unless otherwise stated.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by or on behalf of USSTC and PM USA; Cigars, manufactured by Middleton; Wine, produced and distributed by Ste. Michelle; and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

In the fourth quarter of 2010, Altria’s net revenues decreased 1.4% to $5.9 billion due primarily to lower net revenues from cigarettes and cigars, partially offset by higher net revenues from smokeless products, financial services and wine. Revenues net of excise taxes increased 1.0% to $4.1 billion. Operating income increased 24.4% to $1.5 billion due primarily to higher OCI from cigarettes and smokeless products, which included lower asset impairment, exit, integration and implementation costs, and higher OCI from financial services. Net earnings attributable to Altria increased 26.8% to $0.9 billion due primarily to higher operating income.

For the full year of 2010, Altria’s net revenues increased 3.4% to $24.4 billion, and revenues net of excise taxes increased 0.4% to $16.9 billion due primarily to higher net revenues from cigarettes, smokeless products and wine, partially offset by lower net revenues from financial services. Operating income increased 14.0% to $6.2 billion due primarily to higher OCI from cigarettes and smokeless products, which included lower asset impairment, exit, integration and implementation costs, lower corporate asset impairment and exit costs, and 2009 UST acquisition-related transaction costs. These increases were partially offset by lower OCI from financial services, as well as a higher reduction of Kraft and PMI tax-related receivables that were fully offset by tax benefits associated with Kraft and PMI. Net earnings attributable to Altria increased 21.8% to $3.9 billion due primarily to higher operating income, and lower interest and other debt expense, net, as a result of 2009 financing fees related to the acquisition of UST, and certain tax events discussed above.

CIGARETTES

The cigarettes segment’s financial and volume comparisons for the full year of 2010 were impacted by events related to the 2009 federal excise tax (FET) increase on tobacco products. The cigarettes segment’s OCI, shipment volume and retail share results in the fourth-quarter of 2010 were impacted by trade inventory changes and differentials in retail pricing around the list price increases taken by some cigarette manufacturers in the quarter.

In the fourth quarter of 2010, the cigarettes segment’s net revenues and revenues net of excise taxes decreased 3.4% and 1.5%, respectively, due primarily to lower volume, partially offset by higher pricing. For the full year of 2010, revenues and revenues net of excise taxes increased 3.4% and 0.3%, respectively, due primarily to higher pricing, partially offset by lower volume.

Reported OCI for the cigarettes segment for both the three- and twelve-month periods increased 7.4% and 7.8%, respectively, due primarily to higher list prices, lower restructuring costs, higher cost savings from the Manufacturing Optimization Program and lower promotional spending, partially offset by lower volume and higher U.S. Food and Drug Administration (FDA) user fees. Excluding restructuring costs, which were primarily related to the previously announced closure of PM USA’s Cabarrus manufacturing facility, adjusted OCI for the three- and twelve-month periods increased 1.0% and 4.5%, respectively. Revenues and OCI for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues and OCI ($ Millions)

	Fourth Quarter				Full Year
	2010	2009	Change		2010	2009	Change
Net Revenues	$5,190	$5,373	(3.4)%		$21,631	$20,919	3.4%
Excise taxes	(1,705)	(1,834)			(7,136)	(6,465)

Revenues net of excise taxes	$3,485	$3,539	(1.5)%		$14,495	$14,454	0.3%

Reported OCI	$1,238	$1,153	7.4%		$5,451	$5,055	7.8%
Asset impairment, exit, and implementation costs	1	74			99	254

Adjusted OCI	$1,239	$1,227	1.0%		$5,550	$5,309	4.5%

Adjusted OCI margins*	35.6%	34.7%	0.9	pp	38.3%	36.7%	1.6	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Beginning in the first quarter of 2010, PM USA revised its cigarettes segment reporting of volume and retail share results to reflect how management evaluates segment performance. PM USA is reporting the volume and retail share performance as follows: Marlboro; Other Premium brands, such as Virginia Slims, Parliament and Benson & Hedges; and Discount brands, which include Basic, L&M and other discount brands.

PM USA’s reported domestic cigarette shipment volume for the three- and twelve-month periods declined 7.0% and 5.3%, respectively. After adjusting primarily for changes in trade inventories, PM USA’s domestic shipment cigarette volume for both the three- and twelve-month periods was estimated to be down approximately 6%. Total cigarette category volume for the three- and twelve-month periods was down an estimated 4% and 5%, respectively, when adjusted primarily for changes in trade inventories. PM USA’s cigarette volume performance is summarized in Table 5 below.

Table 5 - Cigarettes: Reported Volume (Units in Billions)

	Fourth Quarter			Full Year
	2010	2009	Change	2010	2009	Change
Marlboro	29.2	30.9	(5.7)%	121.9	126.5	(3.7)%
Other Premium	2.4	2.8	(12.2)%	10.3	11.8	(12.6)%
Discount	2.0	2.5	(18.2)%	8.6	10.4	(16.8)%

Total Cigarettes	33.6	36.2	(7.0)%	140.8	148.7	(5.3)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

Marlboro continued to deliver strong retail share results. Marlboro’s retail share for the three- and twelve-month periods increased 0.6 and 0.8 share points, respectively, as the brand benefited from the introductions of Marlboro Special Blend in the first quarter of 2010 and Marlboro Skyline Menthol in the fourth quarter of 2010. PM USA’s retail share for the three- and twelve-month periods decreased 0.2 and 0.1 share points, respectively. PM USA’s retail share performance is summarized in Table 6 below.

Table 6 - Cigarettes: Retail Share (Percent)

	Fourth Quarter				Full Year
	2010	2009	Change		2010	2009	Change
Marlboro	42.3	41.7	0.6	pp	42.6	41.8	0.8	pp
Other Premium	3.8	4.1	(0.3	) pp	3.9	4.4	(0.5	) pp
Discount	3.1	3.6	(0.5	) pp	3.3	3.7	(0.4	) pp

Total Cigarettes	49.2	49.4	(0.2	) pp	49.8	49.9	(0.1	) pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

SMOKELESS PRODUCTS

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through December 31, 2009 are included in Altria’s consolidated and segment results for the full year of 2009. In addition, the smokeless products segment includes PM USA’s smokeless products.

The smokeless products segment’s financial and volume comparisons for the full year of 2010 were impacted by events related to the 2009 FET increase on tobacco products. In the fourth quarter of 2010, USSTC and PM USA reduced promotional activities and allowed trade inventories to adjust and stabilize as Altria Sales & Distribution implemented an enhanced retail platform, which impacted the adjusted OCI margins, shipment volume and retail share results for the smokeless products segment.

The smokeless products segment’s net revenues and revenues net of excise taxes for the three-month period increased due primarily to higher volume and pricing, and increased for the twelve-month period due primarily to higher volume. Net revenues for the three- and twelve-month periods increased 14.3% and 13.6%, respectively, and revenues net of excise taxes for the three- and twelve-month periods grew 15.5% and 13.2%, respectively.

Reported OCI for the smokeless products segment for the three- and twelve-month periods increased over 100% due primarily to lower asset impairment, exit, integration and UST acquisition-related costs, higher volume and cost savings. Excluding restructuring and UST acquisition-related costs, adjusted OCI for the smokeless products segment for the three- and twelve-month periods increased 63.5% and 30.9%, respectively. Revenues and OCI for the smokeless products segment are summarized in Table 7 below.

Table 7 - Smokeless Products: Revenues and OCI ($ Millions)

	Fourth Quarter				Full Year
	2010	2009	Change		2010	2009	Change
Net Revenues	$392	$343	14.3%		$1,552	$1,366	13.6%
Excise taxes	(26)	(26)			(105)	(88)

Revenues net of excise taxes	$366	$317	15.5%		$1,447	$1,278	13.2%

Reported OCI	$217	$79	100	%+	$803	$381	100	%+
Asset impairment, exit, and integration costs	7	57			22	236
UST acquisition-related costs	—	1			2	15

Adjusted OCI	$224	$137	63.5%		$827	$632	30.9%

Adjusted OCI margins*	61.2%	43.2%	18.0	pp	57.2%	49.5%	7.7	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

USSTC and PM USA’s combined reported domestic smokeless products shipment volume for the three-month period increased 2.5%, due primarily to trade inventory changes and new product pipeline volume related to the launch of Copenhagen Long Cut Wintergreen in the fourth quarter of 2009. Combined reported domestic products shipment volume for the twelve-month period increased 12.2%, due primarily to category growth, retail share growth and trade inventory changes. After adjusting for trade inventory changes and new product pipeline volume related to the launch of Copenhagen Long Cut Wintergreen in the fourth quarter of 2009, USSTC and PM USA’s combined domestic smokeless products shipment volume for the three- and twelve-month periods was estimated to be up approximately 7% and 8%, respectively. USSTC believes that the smokeless category’s volume for the three- and twelve-month periods grew at an estimated rate of 6% and 7%, respectively. USSTC and PM USA’s combined volume performance for domestic smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Reported Volume (Cans and Packs in Millions)

	Fourth Quarter			Full Year
	2010	2009	Change	2010	2009	Change
Copenhagen	82.6	77.9	6.1%	327.5	280.6	16.7%
Skoal	65.7	66.7	(1.5)%	274.4	265.4	3.4%

Copenhagen and Skoal	148.3	144.6	2.6%	601.9	546.0	10.3%
Red Seal/Other	24.2	23.7	1.5%	122.5	99.6	22.9%

Total Smokeless Products	172.5	168.3	2.5%	724.4	645.6	12.2%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. Additionally, 2009 volume includes 10.9 million cans of domestic volume shipped by USSTC prior to the UST acquisition. Percent volume change calculation is based on cans and packs to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped: one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST; one can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST; and all other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

USSTC and PM USA’s combined retail share of smokeless products for the three-month period declined 0.1 share point to 54.5%, and for the twelve-month period increased 0.7 share points to 55.3%. The retail share decline in the fourth quarter of 2010 was primarily driven by share losses on Skoal, partially offset by share gains on Copenhagen and Marlboro Snus. Full-year retail share gains were driven primarily by Copenhagen and the national introduction of Marlboro Snus, partially offset by share declines on Skoal. Copenhagen and Skoal’s combined retail share for the three- month period declined 0.5 share points, and for the twelve-month period increased 0.8 share points.

Copenhagen’s retail share for the three- and twelve-month periods increased 1.1 and 2.0 share points, respectively. The brand benefited from the introductions of Copenhagen Long Cut Wintergreen in the fourth quarter of 2009, Copenhagen Long Cut Straight and Extra Long Cut Natural at the end of the first quarter of 2010 and Copenhagen Black in the fourth quarter of 2010, as well as other brand-building programs. Copenhagen Black is offered for a limited time only.

Skoal’s retail share for the three- and twelve-month periods declined 1.6 and 1.2 share points, respectively, as the brand’s performance continued to be impacted by the Copenhagen and Marlboro Snus product introductions and competitive activity. USSTC is introducing ten new Skoal products nationally in the first quarter of 2011. These launches, along with other brand-building initiatives, are expected to improve Skoal’s performance.

PM USA continues to build awareness and trial of Marlboro Snus among adult cigarette smokers, and introduced two new snus varieties in January 2011. USSTC and PM USA’s combined retail share performance for smokeless products is summarized in Table 9 below.

Table 9 - Smokeless Products: Retail Share (Percent)

	Fourth Quarter				Full Year
	2010	2009	Change		2010	2009	Change
Copenhagen	25.7	24.6	1.1	pp	25.6	23.6	2.0	pp
Skoal	21.7	23.3	(1.6	)pp	22.4	23.6	(1.2	)pp

Copenhagen and Skoal	47.4	47.9	(0.5	)pp	48.0	47.2	0.8	pp
Red Seal/Other	7.1	6.7	0.4	pp	7.3	7.4	(0.1	)pp

Total Smokeless Products	54.5	54.6	(0.1	)pp	55.3	54.6	0.7	pp

Note: Retail share performance is based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

CIGARS

The cigars segment’s financial, shipment volume and retail share results for the fourth quarter and full year of 2010 were negatively impacted by events in the aftermath of the 2009 FET increase on tobacco products. Middleton observed increased competitive activity, including significantly higher levels of imported, low-priced machine-made large cigars. Middleton responded with promotional investments to defend its position in the marketplace.

In the fourth quarter of 2010, the cigars segment’s net revenues and revenues net of excise taxes decreased 8.2% and 17.4%, respectively, due primarily to increased promotional investments, partially offset by higher pricing. For the full year of 2010, the cigars segment’s net revenues increased 7.7% due primarily to higher pricing, partially offset by increased promotional investments, and revenues net of excise taxes decreased 2.8%.

Reported OCI for the cigars segment for the three- and twelve-month periods decreased 43.2% and 5.1%, respectively, due primarily to increased promotional investments. Excluding integration costs, the cigars segment’s adjusted OCI for the three- and twelve-month periods decreased 43.6% and 8.6%, respectively. Revenues and OCI for the cigars segment are summarized in Table 10 below.

Table 10 - Cigars: Revenues and OCI ($ Millions)

	Fourth Quarter				Full Year
	2010	2009	Change		2010	2009	Change
Net Revenues	$123	$134	(8.2)%		$560	$520	7.7%
Excise taxes	(52)	(48)			(212)	(162)

Revenues net of excise taxes	$71	$86	(17.4)%		$348	$358	(2.8)%

Reported OCI	$21	$37	(43.2)%		$167	$176	(5.1)%
Integration costs	1	2			2	9

Adjusted OCI	$22	$39	(43.6)%		$169	$185	(8.6)%

Adjusted OCI margins*	31.0%	45.3%	(14.3	)pp	48.6%	51.7%	(3.1	)pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Middleton’s reported cigar shipment volume for the three-month period was unchanged, and for the twelve-month period decreased 1.0%, due primarily to Black & Mild’s share performance. After adjusting primarily for changes in trade inventories, Middleton’s shipment volume for the three- and twelve-month periods was estimated to be down 1% and 4%, respectively. Middleton estimates that the machine-made large cigars category’s volume for the three- and twelve-month periods grew approximately 4% and 2%, respectively. Middleton’s volume performance for cigars is summarized in Table 11 below.

Table 11 - Cigars: Volume (Units in Millions)

	Fourth Quarter			Full Year
	2010	2009	Change	2010	2009	Change
Black & Mild	298	296	0.5%	1,222	1,228	(0.5)%

Total Cigars	303	303	—%	1,246	1,259	(1.0)%

Note: Percent volume change calculation is based on units to the nearest thousand.

Black & Mild’s retail share for the three- and twelve-month periods decreased 1.5 and 1.3 share points, respectively, due primarily to heightened competitive activity. On a sequential basis, Black & Mild’s second half of 2010 retail share increased 1.2 share points versus the first half of 2010 to 29.1%, as the brand benefited from the introduction of Black & Mild Royale and other brand-building initiatives. Middleton plans to continue building Black & Mild’s marketplace position in 2011 with new products and other initiatives. Middleton’s retail share performance for cigars is summarized in Table 12 below.

Table 12 - Cigars: Retail Share (Percent)

	Fourth Quarter				Full Year
	2010	2009	Change		2010	2009	Change
Black & Mild	29.1	30.6	(1.5	)pp	28.5	29.8	(1.3	)pp

Total Cigars	29.4	31.0	(1.6	)pp	28.9	30.4	(1.5	)pp

Note: Retail share results for cigars are based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released.

WINE

Altria acquired UST and its premium wine business, Ste. Michelle, on January 6, 2009. As a result, Ste. Michelle’s financial results from January 6 through December 31, 2009 are included in Altria’s consolidated and segment results for the full year of 2009.

The wine segment’s net revenues and revenues net of excise taxes increased due primarily to higher volume. Net revenues for the three- and twelve-month periods increased 14.4% and 13.9%, respectively, and revenues net of excise taxes for the three- and twelve-month periods grew 15.9% and 14.2%, respectively, as shown in Table 13 below.

The wine segment’s reported OCI for the three- and twelve-month periods increased 42.9% and 41.9%, respectively, due primarily to higher volume, and lower restructuring costs. Excluding restructuring and UST acquisition-related costs, the wine segment’s adjusted OCI for the three- and twelve-month periods increased 23.3% and 13.7%, respectively, as shown in Table 13 below.

Table 13 - Wine: Revenues and OCI ($ Millions)

	Fourth Quarter				Full Year
	2010	2009	Change		2010	2009	Change
Net Revenues	$151	$132	14.4%		$459	$403	13.9%
Excise taxes	(5)	(6)			(18)	(17)

Revenues net of excise taxes	$146	$126	15.9%		$441	$386	14.2%

Reported OCI	$30	$21	42.9%		$61	$43	41.9%
Asset impairment, exit, and integration costs	—	3			2	9
UST acquisition-related costs	7	6			20	21

Adjusted OCI	$37	$30	23.3%		$83	$73	13.7%

Adjusted OCI margins*	25.3%	23.8%	1.5	pp	18.8%	18.9%	(0.1	)pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s reported wine shipment volume for the three- and twelve-month periods increased 10.8% and 11.3%, respectively, due primarily to higher off-premise channel volume that includes supermarkets, liquor stores and wholesale clubs, as well as higher on-premise channel volume that includes restaurants and bars. Full-year volume results were also impacted by calendar differences. After adjusting for calendar differences, Ste. Michelle’s wine shipment volume for the twelve-month period was estimated to be up 9.8%. Ste. Michelle’s reported volume performance for wine is summarized in Table 14 below.

Table 14 - Wine: Reported Volume (Cases in Thousands)

	Fourth Quarter			Full Year
	2010	2009	Change	2010	2009	Change
Chateau Ste. Michelle	713	658	8.4%	2,338	2,034	14.9%
Columbia Crest	648	589	9.9%	2,054	1,968	4.3%
Other	762	670	13.8%	2,289	2,003	14.4%

Total Wine	2,123	1,917	10.8%	6,681	6,005	11.3%

Note: Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s retail unit volume for the three- and twelve-month periods increased 3.8% and 5.6%, respectively. The total wine industry’s retail unit volume for the three- and twelve-month periods increased 4.0% and 3.0%, respectively. Ste. Michelle and total wine industry retail unit volume change is summarized in Table 15 below.

Table 15 - Wine Retail Unit 2010 Volume Change (Percent)

	Fourth Quarter		Full Year
	2010	2009	2010	2009
Ste. Michelle	3.8%	3.2%	5.6%	6.7%

Total Wine Industry	4.0%	(1.0)%	3.0%	0.2%

Note: Retail unit volume percentage change is based on data from The Nielsen Company (Nielsen) and its Nielsen Total Wine Database – U.S. Food, Drug & Liquor, which tracks retail metrics in the wine space. It is Nielsen’s standard practice to periodically refresh their syndicated databases, which could restate retail metrics that were previously released. Ste. Michelle’s retail unit volume includes Villa Maria Estate in 2010 and excludes it in 2009. Ste. Michelle gained distribution rights to Villa Maria Estate in 2010.

FINANCIAL SERVICES

In the fourth quarter of 2010, reported OCI for the financial services segment was $70 million, an increase of $60 million, due primarily to higher gains on asset sales, and asset impairment and exit costs in 2009. For the full year of 2010, reported OCI for the financial services segment was $157 million, a decrease of $113 million, due primarily to lower gains on asset sales. The allowance for losses at the end of the fourth quarter of 2010 was $202 million, which was unchanged versus the end of the third quarter of 2010 and $64 million lower versus the end of the fourth quarter of 2009. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the period ended September 30, 2010.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to government regulation, including broad-based regulation of PM USA and USSTC by the FDA.

Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended December 31,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$5,927	$6,014	(1.4)%
Cost of sales (*)	1,885	2,049	(8.0)%
Excise taxes on products (*)	1,788	1,914	(6.6)%

Gross profit	2,254	2,051	9.9%
Marketing, administration and research costs	678	659
Asset impairment and exit costs	—	92

Operating companies income	1,576	1,300	21.2%
Amortization of intangibles	4	4
General corporate expenses	74	66
Corporate asset impairment and exit costs	5	30

Operating income	1,493	1,200	24.4%
Interest and other debt expense, net	277	283
Earnings from equity investment in SABMiller	(191)	(158)

Earnings before income taxes	1,407	1,075	30.9%
Provision for income taxes	487	349	39.5%

Net earnings	920	726	26.7%
Net earnings attributable to noncontrolling interests	(1)	(1)

Net earnings attributable to Altria Group, Inc.	$919	$725	26.8%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.44	$0.35	25.7%
Diluted earnings per share attributable to Altria Group, Inc.	$0.44	$0.35	25.7%

Weighted average diluted shares outstanding	2,082	2,073	0.4%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended December 31,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total
2010	$5,190	$392	$123	$151	$71		$5,927
2009	5,373	343	134	132	32		6,014
% Change	(3.4)%	14.3%	(8.2)%	14.4%	100.0	%+	(1.4)%

Reconciliation:
For the quarter ended December 31, 2009	$5,373	$343	$134	$132	$32		$6,014

Operations	(183)	49	(11)	19	39		(87)

For the quarter ended December 31, 2010	$5,190	$392	$123	$151	$71		$5,927

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total
2010	$1,238	$217	$21	$30	$70		$1,576
2009	1,153	79	37	21	10		1,300
% Change	7.4%	100.0%+	(43.2)%	42.9%	100.0	%+	21.2%

Reconciliation:
For the quarter ended December 31, 2009	$1,153	$79	$37	$21	$10		$1,300

Asset impairment and exit costs - 2009	29	47	—	—	16		92
Integration costs - 2009	—	10	2	3	—		15
Implementation costs - 2009	45	—	—	—	—		45
UST acquisition-related costs - 2009	—	1	—	6	—		7

	74	58	2	9	16		159

Asset impairment and exit costs - 2010	4	(4)	—	—	—		—
Integration costs - 2010	—	(3)	(1)	—	—		(4)
Implementation costs - 2010	(5)	—	—	—	—		(5)
UST acquisition-related costs - 2010	—	—	—	(7)	—		(7)

	(1)	(7)	(1)	(7)	—		(16)

Operations	12	87	(17)	7	44		133

For the quarter ended December 31, 2010	$1,238	$217	$21	$30	$70		$1,576

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Years Ended December 31,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$24,363	$23,556	3.4%
Cost of sales (*)	7,704	7,990	(3.6)%
Excise taxes on products (*)	7,471	6,732	11.0%

Gross profit	9,188	8,834	4.0%
Marketing, administration and research costs	2,519	2,579
Asset impairment and exit costs	30	330

Operating companies income	6,639	5,925	12.1%
Amortization of intangibles	20	20
General corporate expenses	216	204
Reduction of Kraft and PMI tax-related receivables	169	88
UST acquisition-related transaction costs	—	60
Corporate asset impairment and exit costs	6	91

Operating income	6,228	5,462	14.0%
Interest and other debt expense, net	1,133	1,185
Earnings from equity investment in SABMiller	(628)	(600)

Earnings before income taxes	5,723	4,877	17.3%
Provision for income taxes	1,816	1,669	8.8%

Net earnings	3,907	3,208	21.8%
Net earnings attributable to noncontrolling interests	(2)	(2)

Net earnings attributable to Altria Group, Inc.	$3,905	$3,206	21.8%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$1.87	$1.55	20.6%
Diluted earnings per share attributable to Altria Group, Inc.	$1.87	$1.54	21.4%

Weighted average diluted shares outstanding	2,079	2,071	0.4%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Years Ended December 31,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$21,631	$1,552	$560	$459	$161	$24,363
2009	20,919	1,366	520	403	348	23,556
% Change	3.4%	13.6%	7.7%	13.9%	(53.7)%	3.4%

Reconciliation:
For the year ended December 31, 2009	$20,919	$1,366	$520	$403	$348	$23,556

Operations	712	186	40	56	(187)	807

For the year ended December 31, 2010	$21,631	$1,552	$560	$459	$161	$24,363

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$5,451	$803	$167	$61	$157	$6,639
2009	5,055	381	176	43	270	5,925
% Change	7.8%	100.0%+	(5.1)%	41.9%	(41.9)%	12.1%

Reconciliation:
For the year ended December 31, 2009	$5,055	$381	$176	$43	$270	$5,925

Asset impairment and exit costs - 2009	115	193	—	3	19	330
Integration costs - 2009	—	43	9	6	—	58
Implementation costs - 2009	139	—	—	—	—	139
UST acquisition-related costs - 2009	—	15	—	21	—	36

	254	251	9	30	19	563

Asset impairment and exit costs - 2010	(24)	(6)	—	—	—	(30)
Integration costs - 2010	—	(16)	(2)	(2)	—	(20)
Implementation costs - 2010	(75)	—	—	—	—	(75)
UST acquisition-related costs - 2010	—	(2)	—	(20)	—	(22)

	(99)	(24)	(2)	(22)	—	(147)

Operations	241	195	(16)	10	(132)	298

For the year ended December 31, 2010	$5,451	$803	$167	$61	$157	$6,639

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009

The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,705	$1,834	$7,136	$6,465
Smokeless products	26	26	105	88
Cigars	52	48	212	162
Wine	5	6	18	17

	$1,788	$1,914	$7,471	$6,732

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,150	$1,216	$4,819	$4,966
Smokeless products	3	2	10	9
Cigars	1	1	4	5

	$1,154	$1,219	$4,833	$4,980

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$51	$27	$134	$38
Smokeless products	—	—	1	—

	$51	$27	$135	$38

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2010 Net Earnings	$919	$0.44
2009 Net Earnings	$725	$0.35
% Change	26.8%	25.7%

Reconciliation:
2009 Net Earnings	$725	$0.35

2009 Asset impairment, exit, integration and implementation costs	114	0.06
2009 UST acquisition-related costs	6	—
2009 SABMiller special items	7	—
2009 Tax items	(50)	(0.02)

	77	0.04

2010 Asset impairment, exit, integration and implementation costs	(9)	—
2010 UST acquisition-related costs	(5)	—
2010 SABMiller special items	(14)	(0.01)
2010 Tax items	31	0.01

	3	—

Lower tax rate	4	—
Operations	110	0.05

2010 Net Earnings	$919	$0.44

2010 Net Earnings Adjusted For Special Items	$916	$0.44
2009 Net Earnings Adjusted For Special Items	$802	$0.39
% Change	14.2%	12.8%

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Years Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (*)
2010 Net Earnings	$3,905	$1.87
2009 Net Earnings	$3,206	$1.54
% Change	21.8%	21.4%

Reconciliation:
2009 Net Earnings	$3,206	$1.54

2009 Asset impairment, exit, integration and implementation costs	393	0.19
2009 UST acquisition-related costs	132	0.06
2009 SABMiller special items	(9)	—
2009 Tax items	(81)	(0.04)

	435	0.21

2010 Asset impairment, exit, integration and implementation costs	(84)	(0.04)
2010 UST acquisition-related costs	(14)	(0.01)
2010 SABMiller special items	(69)	(0.03)
2010 Tax items	110	0.05

	(57)	(0.03)

Lower tax rate	70	0.03
Operations	251	0.12

2010 Net Earnings	$3,905	$1.87

2010 Net Earnings Adjusted For Special Items	$3,962	$1.90
2009 Net Earnings Adjusted For Special Items	$3,641	$1.75
% Change	8.8%	8.6%

(*)	Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the total for the year.

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$2,314	$1,871
Inventories	1,803	1,810
Deferred income taxes	1,165	1,336
Other current assets	699	756
Property, plant and equipment, net	2,380	2,684
Goodwill and other intangible assets, net	17,292	17,312
Investment in SABMiller	5,367	4,980
Other long-term assets	1,851	1,097

Total consumer products assets	32,871	31,846
Total financial services assets	4,531	4,831

Total assets	$37,402	$36,677

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$775
Accrued settlement charges	3,535	3,635
Other current liabilities	3,305	3,582
Long-term debt	12,194	11,185
Deferred income taxes	4,618	4,383
Accrued postretirement health care costs	2,402	2,326
Accrued pension costs	1,191	1,157
Other long-term liabilities	949	1,248

Total consumer products liabilities	28,194	28,291
Total financial services liabilities	3,981	4,282

Total liabilities	32,175	32,573
Redeemable noncontrolling interest	32	32
Total stockholders’ equity	5,195	4,072

Total liabilities and stockholders’ equity	$37,402	$36,677

Total debt	$12,194	$11,960